UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 6, 2006

Date of Report (Date of Earliest Event Reported)

FIRST COMMUNITY BANCORP

(Exact Name of Registrant As Specified In Its Charter)

CALIFORNIA

(State or Other Jurisdiction of Incorporation)

00-30747	33-0885320
(Commission File Number)	(IRS Employer Identification No.)

401 West “A” Street

San Diego, California 92101

(Address of Principal Executive Offices)(Zip Code)

(619) 233-5588

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On December 5, 2006, First Community Bancorp (“First Community”) renewed its services agreement with Castle Creek Financial LLC (“Castle Creek”).  John M. Eggemeyer, Chairman of First Community, is also Chief Executive Officer of Castle Creek.

Pursuant to the terms of the services agreement, the Company and Castle Creek have entered into an exclusive arrangement whereby the Company has agreed to use Castle Creek as its financial advisor for various types of transactions, if it chooses to use a financial advisor, and Castle Creek has agreed to provide advisory services to the Company in the Company’s market area, including but not limited to the sourcing and evaluation of potential acquisition opportunities, and exclusive presentation of such opportunities to the Company.  The term of the services agreement is one year, and may be cancelled by either party upon thirty days notice.  The services agreement provides for the payment of the following fees upon the consummation of certain transactions: (a) 1.5% of the aggregate consideration paid in the event the Company is sold; and (b) in the event of an acquisition of another financial institution by the Company: 1.0% of the aggregate value of the transaction if the aggregate value is $20 million or less; if the aggregate value is over $20 million, $200,000 plus 0.65% of the amount of the transaction in excess of $20 million. Castle Creek is also entitled to reimbursement of its reasonable expenses incurred on behalf of the Company.

The foregoing description of the services agreement is qualified in its entirety by reference to the services agreement. A copy of the executed services agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Services Agreement, dated December 5, 2006, between First Community Bancorp and Castle Creek Financial, LLC

EXHIBIT INDEX

Exhibit No.	Description

10.1	Services Agreement, dated December 5, 2006, between First Community Bancorp and Castle Creek Financial, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: December 6, 2006

FIRST COMMUNITY BANCORP

By:	/s/ Jared M. Wolff
	Name:	Jared M. Wolff
	Title:	Executive Vice President,
General Counsel and Secretary